Exhibit 10.1

WHIRLPOOL WAIVER AND RELEASE AGREEMENT
    This Waiver and Release Agreement (“Agreement”) is made between Whirlpool Corporation on behalf of itself and its divisions, parents, subsidiaries, affiliates, predecessors, successors, assigns, and any other entity related to it (the “Company”) and James Peters (“Employee”). In exchange for the promises, releases, waivers, covenants, and other consideration contained in this Agreement, the sufficiency of which is hereby acknowledged, the Company and Employee agree as follows:
1.     Termination of Employment Relationship. Employee will remain employed until March 30, 2026 which shall be Employee’s last date of employment and the date of his/her employment termination (the “Separation Date”).
2.     Consideration. In consideration for the promises and representations contained in this Agreement and provided (s)he does not revoke this Agreement pursuant to its terms, Employee shall receive the following:

a.Consideration Payment. Employee will be paid two equal lump-sum payments of $1,511,250 each, (One million, five hundred eleven thousand, two hundred fifty dollars), less applicable deductions and withholdings. Company will issue an IRS Form W-2 to Employee reflecting these payments. First payment will be made within 30 days following the Separation Date after all revocation periods have passed or as otherwise noted, provided Employee has not revoked his/her acceptance of this Agreement pursuant to its terms. Second payment will be made on or before March 15, 2027.

b.COBRA. Employee will be paid two equal lump-sum payments of $12,000 (twelve thousand dollars), less applicable deductions and withholdings, towards COBRA benefits continuation elected and received by the Employee (including the cost of COBRA continuation elected and received by Employee’s eligible spouse and dependents). First payment to be made will be made within 30 days following the Separation Date after all revocation periods have passed or as otherwise noted, provided Employee has not revoked his/her acceptance of this Agreement pursuant to its terms. Second payment will be made on or before March 15, 2027.

c.Equity/SEP. If the Employee has any equity shares or is part of the Strategic Excellence Program (“SEP”), the equity and SEP will be treated in accordance with governing plan documents, provided that (i) Employee will not receive a SEP Grant in 2026; and (ii) proration credit for Performance-based SEP awards will conclude on March 30, 2026. The Employee’s award of 20,000 restricted stock units (RSUs) granted on February 19, 2024 will vest and be distributed on March 1, 2028, provided that Employee complies with his covenants and obligations under this Agreement through that date.

d.Other payments. Certain employees (PEP eligible, Commission eligible, and Goal Share eligible) will receive payments related to those specific programs when their employment terminates. Those employees will separately be provided their specific payment amounts under this Section 2(d), and those payments will be calculated as follows:
i.Employee will be eligible to be paid a lump-sum pro-rata bonus payment for service through March 30, 2026, less applicable deductions and withholdings, under the Executive Performance Excellence Plan (“EPEP”) for 2026 based on the Employee’s target award and actual business performance multiplier as determined by the Human Resources

Committee of the Board of Directors, to be paid on or before March 15, 2027.

The Company will make the payments set out above in Section 2 as soon as administratively possible after all revocation periods have passed or as otherwise noted, provided Employee has not revoked his/her acceptance of this Agreement pursuant to its terms. Employee understands that a signed Agreement must be returned on or before 21 calendar days after Employee’s receipt of this Waiver & Release Agreement, provided, however, that a signed Agreement will not be accepted on or before the Employee’s last day of employment. If submitted early, it will be deemed signed as of the close of business on Employee’s last day of employment, and the seven-day revocation period set forth in this Agreement shall run from that date. Amounts the Company is paying in consideration for the Agreement will be treated as taxable compensation but are not intended by either party to be treated, and will not be treated, as compensation for purposes of eligibility or benefits under any benefit plan of the Company.
3.     Acknowledgment. Employee acknowledges and agrees that the consideration described in Section 2(a) constitutes good and sufficient consideration for Employee’s promises, waivers and release of claims in this Agreement, and is in addition to anything of value to which Employee is otherwise entitled.
4.     Other Benefits. Employee will receive all statutory and other benefits to which (s)he is entitled. After the termination of Employee’s employment, his/her Company-sponsored benefits will terminate in accordance with the applicable plans. Upon the termination of Employee’s medical, dental, and vision benefits, (s)he may be eligible to elect medical, dental, and vision insurance continuation consistent with the applicable health care continuation requirements of Section 601 et. seq. of ERISA (“COBRA ”) and any related regulation or applicable state law (together, “COBRA coverage”). Employee remains responsible at all times for deciding whether to elect COBRA coverage, complying with any requirements for electing and using COBRA coverage should (s)he elect such coverage, and paying any premiums and/or other amounts owed in connection with COBRA coverage. Alternatively, Employee may be eligible to purchase insurance coverage at his or her own expense through a state or federal Marketplace, through an independent insurance broker, or through a family member’s benefit plan.
5.     Full and Final Release.
a.     In exchange for the consideration provided to Employee under this Agreement, Employee agrees, on behalf of Employee and his/her heirs, agents, assigns, and personal representatives, to release and discharge the Company, and all of its divisions, parents, subsidiaries, affiliates, predecessors, successors, employee benefit plans, assigns, and any other entity related to it, and each of their directors, officers, employees, members, insurers, fiduciaries, administrators, agents and anyone else acting for any of them (collectively, the “Released Parties”), from any and all claims, demands, actions, causes of action at law or in equity, damages, fees, costs, or relief, of whatsoever kind or nature, whether known or unknown, to the fullest extent allowed by law, including but not limited to anything to do with Employee’s employment, the terms, conditions, rights, and benefits of Employee’s employment, or the end of Employee’s employment, that arose on or before the date that Employee signs this Agreement (collectively, the “Released Claims”), including but not limited to:
- alleged violations of Title VII of the Civil Rights Act of 1964 (“Title VII”), as amended; the Americans with Disabilities Act (“ADA”), as amended; the Age Discrimination in Employment Act (“ADEA”), as amended; the Older Workers Benefits Protection Act (“OWBPA”), as amended; the Family and Medical Leave Act (“FMLA”), as amended; Sarbanes-Oxley, Dodd-Frank, and False Claims Act, all as amended; the National Labor Relations Act (“NLRA”), as amended; the Worker Adjustment and Retraining Notification Act (“WARN”); the Michigan Elliott-Larsen Civil Rights Act, as amended; the Michigan Equal Pay Law, as amended; the Michigan Persons with Disabilities Civil Rights Act, as amended, and any other federal, state, local, or municipal statute, law, ordinance, or regulation;
- alleged violations of or relief under the Employee Retirement Income Security Act of 1974 (“ERISA”), whether for legal or equitable relief and whether brought in an individual or representative capacity on behalf of Employee, others, or any plan;
- alleged violations of common law, tort, and contract claims; claims for any pay, equity, compensation, leave, or benefits, including bonuses, commissions, equity, expenses, incentives, insurance, employee benefits, retiree reimbursement credits, paid/unpaid leave, profit sharing, or separation pay/benefits;
- alleged claims for emotional distress breach of contract, wrongful discharge, injury to personal reputation, or defamation, including for punitive or liquidated damages, attorneys’ fees, costs, interest or penalties;
- alleged violations of express or implied employment or employment-related contracts, covenants, promises or duties, intellectual property or other proprietary rights;
- alleged unlawful or tortious conduct such as assault or battery; background check violations; defamation; detrimental reliance; breaches of fiduciary duty; estoppel; inequitable conduct of any kind; fraud; indemnification; intentional or negligent infliction of emotional distress; interference with contractual or other legal rights; invasion of privacy; loss of consortium; misrepresentation; negligence (including negligent hiring, retention, or supervision); personal injury; promissory estoppel; public policy violation; retaliatory discharge; safety violations; posting or records-related violations; wrongful discharge; or other federal, state or local statutory or common law matters; and
- any participation in any class or collective action, or any action brought in a representative or derivative capacity, against any Releasee.
This release does not include claims that by law cannot be released by private agreement.
b.     Employee represents that neither Employee nor his/her agents, assigns, or personal representatives have any claims, complaints, or other proceedings pending in any court against any of the Released Parties. Employee further represents that (s)he has not assigned any claims against any of the Released Parties to any other person or entity.
6.     Whistleblowing. Employee agrees that (i) no one has interfered with Employee’s ability to report within the Company possible violations of any law or any ethical or compliance issues, and (ii) Employee has reported all possible violations of any law or any ethical or compliance issues through available channels, including but not limited to the Whirlpool Integrity Line, (iii) it is the Company’s policy to encourage reporting of legal, ethical or compliance issues, including following the Employee’s separation, and (iv) nothing in this Agreement shall be construed to prohibit Employee from filing a complaint with, or participating in any investigation or proceeding conducted by, a government agency.
7.     Future Cooperation. Employee agrees to make himself/herself available to assist the Company, at all reasonable times on and after the Separation Date, with transitioning his/her duties as well as with any investigations, legal claims, or other matters concerning anything related to Employee’s employment. Employee specifically agrees to make him/herself available to the Company upon reasonable notice for interviews and fact investigations, to testify without requiring service of a subpoena or other legal process, and to voluntarily provide the Company any employment-related documents Employee possesses or controls. “Cooperation” does not mean the Employee must provide information favorable to the Company; it means only that the Employee will upon the Company’s request provide such information that Employee possesses or controls. If the Company requests Employee’s cooperation, it will reimburse Employee for reasonable time and expenses, provided the Employee submits appropriate documentation for such time and expenses.
8.     Restrictive Covenants.
a.     Whirlpool Confidentiality, Non-Solicit, and Non-Compete Agreement. Employee acknowledges and reaffirms his obligations under the Whirlpool Confidentiality, Non-Solicit, and Non-Compete Agreement signed on February 9, 2022 (the “Restrictive Covenants Agreement”), a copy of which Employee acknowledges receiving, and which is hereby incorporated by reference.
b.    Remedies for Breach of Section 8. The Company will be irreparably harmed if Employee breaches this Section 8. Accordingly, Employee agrees that any breach of this Section 8 would require Employee, at the Company’s sole option, to: (i) forfeit any right to receive any future unpaid installments of the Consideration Payment set forth in Section 2(a); and (ii) repay to the Company, within three (3) calendar days of a written demand to do so, 75% of any Consideration Payment identified in Section 2(a) paid as of the date of the breach. Employee further represents and agrees that violation of any restrictions set forth in this Section 8 would be a material breach of this Agreement; that such breach would be an action against the interest of the Company, and that even money damages alone will not provide an adequate or complete remedy so, in addition to its other rights, the Company is also entitled to remedies of specific performance, injunctive relief (temporary, preliminary, and permanent) and any other legal or equitable relief allowed by law to protect it from an actual or threatened breach of this Agreement. Further, if Employee violates the post-employment restrictions contained in Section 8, the time periods for the restrictions will be extended by one day for each day Employee remains in violation of the restrictions, to the maximum extent permitted by law. Employee’s Restrictive Covenants Agreement remains in effect and the Remedies contained in this paragraph supplement the remedies set forth in Employee’s Restrictive Covenants Agreement; provided, however, that in the event of a conflict the Remedies contained in this paragraph shall control.
c.    Other Obligations. If Employee intends to take a position at any time in the home appliance industry, including at a Restricted Company, Employee agrees to provide written notice to the Company disclosing sufficient, truthful information for the Company to evaluate whether Employee’s proposed work would violate this Agreement, including, but not necessarily limited to: (i) the identity of the person or entity for whom Employee proposes to work; (ii) the title of the proposed position; (iii) a description of the responsibilities, tasks, and duties to be performed; and (iv) the geographic area in which Employee will be working. Employee further agrees that, if requested, Employee shall provide a truthful, written affirmation under oath, subject to the penalties of perjury, that Employee has complied fully with Employee’s obligations under this Agreement and shall continue to comply fully with all such obligations.
d.    Questions. Employee may contact Whirlpool HR Operations regarding any questions that arise and may request additional information regarding Employee’s obligations under this provision.
9.     Confidentiality. Employee understands and agrees that the existence and terms of this Agreement will be publicly disclosed in accordance with applicable law; provided, however, that the negotiations, discussions, and proceedings regarding this Agreement and its terms are confidential and shall not be discussed by Employee with anyone other than his/her spouse, attorneys, accountants, financial advisors, state and federal taxing authorities, any charge, investigation, proceeding, entity or agency described in Section 23 herein, or to any others as may be compelled pursuant to legal process issued by a court or governmental agency of competent jurisdiction. Employee and the Company further agree that the Company will respond to all inquiries regarding Employee’s employment with the Company according to normal Company procedures.
10.     Return of Company Property. Employee represents that (s)he will return all Company property (s)he possesses or controls prior to the Separation Date, including, but not limited to, any confidential information, business equipment, credit cards, keys, software, work product, and all originals, hard copies, and electronic versions of: documents, e-mails, facsimiles, handbooks, letters, manuals, memoranda, Google drive contents, records, and reports.
11.     Forum Selection and Governing Law. Employee and the Company consent and agree to the exclusive jurisdiction of state and federal courts located in Berrien County, Michigan or the Western District of Michigan. Employee and the Company agree that this Agreement shall be governed by federal law if that law governs, and otherwise under the laws of the State of Michigan without regard to its choice of law provisions.
12.     Non-Admission and Other Warranties. All parties to the Agreement agree and acknowledge that the consideration exchanged herein do not constitute and shall not be interpreted as any admission on the part of any party, nor shall the Agreement be considered to be evidence of liability or wrongdoing. In executing this Agreement, Employee agrees and acknowledges: (i) Employee has reported to the Company work-related injuries, if any, (s)he incurred during employment; and (ii) the Company properly provided Employee with any leave of absence (s)he requested and (s)he has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave. The Parties agree that this Agreement may be used as evidence in a subsequent proceeding in which any of the Parties allege a breach of this Agreement or as a complete defense to any lawsuit brought by any party. Other than this exception, the Parties agree that this Agreement will not be introduced as evidence in any proceeding or in any lawsuit.
13.     Entire Agreement. Employee warrants and agrees that no promises or inducements have been offered to the Employee for the Agreement other than as set forth herein and that the Agreement is executed without reliance upon any other promises or representations. The provisions of this Agreement are severable, and if any part of this Agreement (except Section 5) is found by a court of law to be unenforceable, the parties agree that the affected provision shall be modified to the extent necessary to make it enforceable to the broadest extent possible; and the unenforceable aspect of the provision in question, to the most limited extent necessary, shall be deemed stricken. To the extent that any unenforceable part or provision cannot be modified to render it enforceable as described above, the parties agree it shall be stricken and the remainder of this Agreement shall, to the broadest extent possible, continue to be valid and effective. The parties may amend this Agreement only in writing signed by the parties to this Agreement.
14.     Disclosures and Understanding. Employee acknowledges (s)he has carefully read this Agreement, has been advised of, and agrees and acknowledges the following:
a.     this Agreement is written in a manner that is understandable, Employee fully understands it, and Employee enters into this Agreement knowingly and voluntarily;
b.     Employee specifically waives rights and claims, arising on and before the date of this Agreement’s execution by the Employee, under the Age Discrimination in Employment Act (“ADEA”), Older Workers Benefit Protection Act (“OWBPA”), and similar federal, state or local law;
c.     this Agreement does not waive rights or claims that arise after the date on which the Employee signs the Agreement;
d.     the rights and claims released and waived in this Agreement are in exchange for consideration over and above anything to which Employee is already entitled;
e.     by receipt of this Agreement, the Company has advised Employee, in writing, to consult with an attorney prior to executing this Agreement, and Employee has in fact, had an opportunity to engage in such consultation;
f.     Employee has been given a period of at least twenty-one (21) calendar days in which to consider this Agreement prior to executing it;

g.     Employee has a period of seven (7) calendar days following the date (s)he signs this Agreement to change his/her mind and revoke this Agreement. The Agreement will not be effective until the 8th day after Employee signs provided that no revocation has been sent by the employee. If an Employee chooses to revoke, (s)he must do so by transmitting a written notice of revocation by the end of such revocation period to Whirlpool Corporation, HR Operations, 2000 N. M-63, Mail Drop 2005, Benton Harbor, Michigan 49022. If the revocation period expires on a weekend or holiday, Employee will have until the end of the next business day to revoke.
15.     Breach by Employee. The Company’s obligations to the Employee have been provided in exchange for the Employee’s release set forth in Section 5 (Full and Final Release) above and the promises set forth in this Agreement’s other provisions. Employee further acknowledges and agrees that any breach by him/her of the obligations under Section 7 (Future Cooperation), Section 9 (Confidentiality), Section 10 (Return of Company Property) or Section 16 (Non-Disparagement) of this Agreement inevitably would cause substantial and irreparable damage to the Company and its subsidiaries, for which money damages may not be an adequate remedy. Accordingly, Employee acknowledges and agrees that in addition to its other rights the Company will be entitled to an injunction and/or other equitable relief, without the necessity of posting security, to prevent the breach of such obligations. If the Company proves such a breach in court or arbitration, the Employee shall indemnify and hold the Company harmless from any loss, claim or damages, including without limitation all reasonable attorneys’ fees, costs and expenses incurred in enforcing its rights under this Agreement as well as repay 75% of any Consideration Payment identified in Section 2(a) that was paid as consideration under the terms of this Agreement, except to the extent that such reimbursement is prohibited by law or would result in the invalidation of the release above. Any breach by Employee of Section 8 (Restrictive Covenants) will be addressed by the Remedies provisions contained in Section 8(b).
16.    Non-Disparagement. Employee agrees, subject to any obligations (s)he may have under applicable law, that (s)he will not make or cause to be made any statements or take any actions that disparage or in any way damage the reputation of the Company or any of its affiliates, subsidiaries, agents, officers, directors or employees that are: (1) knowingly false; (2) made with reckless disregard for the truth; and/or (3) are about the quality of the Company's product and made in a manner reasonably calculated to harm the Company's reputation. Employee understands that nothing in this paragraph prevents Employee from disclosing statements, of any nature, regarding possible violations of law or regulation to government agencies or authorities, or taking any of the actions expressly permitted in Section 23 herein.
17.      Immigration Matters. If Employee is or has been expatriated, (s)he will be subject to Whirlpool’s Tax Equalization Policy, as applicable. If Employee is owed or owes the Company any obligations as a result of their visa status, Employee will be subject to any applicable Whirlpool Global Mobility policies.
18.     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement. An electronic copy or scan of a party’s signature on this Agreement will be accepted as an original.
19.     Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
20.    Future Employment. The Company is not obligated to offer employment to the Employee (or to accept services or the performance of work from Employee directly or indirectly) now or in the future.
21.    409A. It is intended that all of the benefits provided under this Agreement satisfy, to the greatest extent possible, the exemptions from Section 409A of the Internal Revenue Code and the regulations and other guidance promulgated thereunder (“Section 409A”) provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9), and the Agreement will be construed to the greatest extent possible as consistent with those provisions. To the extent not so exempt, all provisions herein shall be construed and interpreted to comply with Section 409A and if necessary, any such provision shall be deemed amended to comply with Section 409A. However, this shall not be construed as a guarantee by the Company of any particular tax effect under this Agreement. The Company shall not be liable if any payment or benefit made or provided under this Agreement is determined to result in additional tax, penalty or interest under Section 409A, nor for reporting to the Internal Revenue Service or other taxing authority in good faith any payment or benefit made or provided under this Agreement as an amount includible in gross income under Section 409A or as a violation of Section 409A. In addition, if a payment could be made in either of two years, depending on the effective date of the release provided by Employee, then such payments shall be paid in the first month of the year following the year in which the Separation Date occurs. Each installment of payments under this Agreement is a separate payment (and therefore this Agreement provides for a series of separate payments) for purposes of Section 409A.
22.     Timing and Return of Executed Agreement/Supplemental Release. Upon signing this Agreement, Employee must return a signed copy of this Agreement to Whirlpool Corporation, HR Operations, 2000 N. M-63, Mail Drop 2005, Benton Harbor, Michigan 49022. This Agreement may be signed and returned at any time during the twenty-one (21) calendar day consideration period described in Section 14(f) above, provided, however, that a signed Agreement will not be accepted on or before the Employee’s last day of employment. If submitted early, it will be deemed signed as of the close of business on Employee’s last day of employment, and the seven-day revocation period set forth in this Agreement shall run from that date. Employee represents that any decision to sign and return this Agreement before the end of the twenty-one (21) calendar day consideration period is completely knowing and voluntary.
23.     No Interference with Rights. Regardless of whether or not Employee signs this Agreement, nothing in any Company agreement, policy, or practice, including this Agreement (i) limits or affects Employee’s right to challenge the validity of this Agreement under the ADEA or the OWBPA, (ii) prevents either party from communicating with, filing a charge or complaint with, from providing documents or information voluntarily or in response to a subpoena or other information request to; or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, the Occupational Safety and Health Administration, law enforcement, or any other federal, state or local agency or entity charged with the enforcement of any laws, or from testifying, providing evidence, responding to a subpoena or discovery request in court litigation or arbitration, (iii) requires Employee to disclose to the Company any such filing, communication or participation; or (iv) prevents a non-managerial, non-supervisory employee from engaging in protected concerted activity under Section 7 of the NLRA or under similar state law such as joining, assisting, or forming a union, bargaining, picketing, striking, or participating in other activity for mutual aid or protection, or refusing to do so; this includes using or disclosing information acquired through lawful means regarding wages, hours, benefits, or other terms and conditions of employment, except where the information was entrusted to the employee in confidence by the Company as part of the employee’s job duties. In addition, nothing in this Agreement limits or affects Employee’s right to disclose or discuss sexual harassment or sexual assault disputes.
By signing this Agreement Employee is waiving Employee’s right to recover any individual relief (including any back pay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, lawsuit or other proceeding brought by Employee or on Employee’s behalf by any third party, except for any right Employee may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency or where otherwise prohibited.
Notwithstanding Employee’s confidentiality and non-disclosure obligations in this Agreement and otherwise, Employee understands that as provided by the Federal Defend Trade Secrets Act, Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
Employee freely, voluntarily, and knowingly has executed this Agreement on the respective dates below.

/s/JAMES PETERS Signed Name - James Peters	/s/JILL KURTH Jill Kurth Vice President Total Rewards & HR Operations

/s/JAMES PETERS Printed Name - James Peters	March 30, 2026 Date of Signature
March 30, 2026 Date of Signature